Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AT HOME GROUP INC.

* * * * *

At Home Group Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

(a)         The Corporation filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on June 30, 2011 (the “Original Certificate of Incorporation”) under the name GRD Holding I Corporation; amended and restated the Original Certificate of Incorporation on October 4, 2011 (the “Amended and Restated Certificate of Incorporation”); and further amended the Amended and Restated Certificate of Incorporation on June 10, 2014, changing its name from GRD Holding I Corporation to At Home Group Inc. (as amended to date, the “Previous Certificate of Incorporation”).

(b)         The board of directors of the Corporation (the “Board of Directors”) has adopted resolutions proposing to amend and restate the Previous Certificate of Incorporation in its entirety, and the stockholders of the Corporation have duly approved the amendment and restatement.

(c)          Pursuant to Sections 242 and 245 of the Delaware General Corporation Law (as it may be amended from time to time, the “DGCL”), this Second Amended and Restated Certificate of Incorporation (this “Certificate”) restates, integrates and further amends the Previous Certificate of Incorporation to read in its entirety as follows:

ARTICLE I

NAME

The name of the Corporation is At Home Group Inc.

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801.  The name of the registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

A.                                    Immediately upon the filing of this Certificate, (i) each outstanding share of Class A Common Stock, par value $0.01 per share, of the Corporation (“Class A Common Stock”), shall convert into 128.157393 shares of Common Stock (as defined below), (ii) each outstanding share of Class B Common Stock, par value $0.01 per share, of the Corporation (“Class B Common Stock”), shall convert into 128.157393 shares of Common Stock, and (iii) each outstanding share of Class C Common Stock, par value $0.01 per share, of the Corporation (“Class C Common Stock”) shall convert into 128.157393 shares of Common Stock, in each case, plus cash in lieu of fractional shares, if applicable, as set forth in Section (B) of this Article IV (collectively, the “Conversion”). Following the Conversion, the certificates representing such shares of Class A Common Stock, Class B Common Stock and Class C Common Stock shall be deemed to represent shares of Common Stock or alternatively, shares of Common Stock held in book-entry form, if any, without a need for such certificates to be surrendered to the Corporation or its transfer agent and exchanged for certificates of Common Stock or book-entry positions evidencing such shares of Common Stock.  The Conversion will therefore be effective whether or not the certificates representing such shares of Class A Common Stock, Class B Common Stock or Class C Common Stock are surrendered to the Corporation or its transfer agent; provided, however, that if any holder of Common Stock held in certificated form requests to receive certificates evidencing shares of Common Stock issuable upon the Conversion or book-entry positions evidencing such shares of Common Stock, the Corporation shall not be obligated to issue such certificates evidencing such shares of Common Stock or book-entry positions evidencing such shares of Common Stock unless and until the certificates evidencing such shares of Class A Common Stock, Class B Common Stock or Class C Common Stock are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

B.                              No fractional shares of Common Stock shall be issued as a result of the Conversion. In lieu of fractional shares otherwise issuable, stockholders will be entitled to receive an amount in cash equal to the product of (i) the fractional amount of shares of Common Stock held by such stockholder immediately following the Conversion, multiplied by (ii) the initial public offering price per share of the Common Stock in the initial public offering of the Common Stock of the Corporation or such other fair value of a share of the Common Stock as may be determined by the Board of Directors.

C.                                    The total number of shares of all classes of stock that the Corporation shall have authority to issue is 550,000,000, which shall be divided into two classes as follows:

(i)             500,000,000 shares of common stock, par value $0.01 per share (“Common Stock”); and

(ii)          50,000,000 shares of undesignated preferred stock, par value $0.01 per share (“Preferred Stock”).

D.                                    The Board of Directors is hereby expressly authorized, to the fullest extent permitted by law, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix, without further stockholder approval, the designation of such series, the powers (including voting powers), preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of such series of Preferred Stock and the number of shares of such series, which number the Board of Directors may, except where otherwise provided in the designation of such series, increase (but not above the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares of such series then outstanding).  The powers, preferences and relative, participating, optional and other special rights of, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock, if any, may differ from those of any and all other series at any time outstanding.

E.                                     Each holder of record of Common Stock, as such, shall have one vote for each share of Common Stock that is outstanding in his, her or its name on the books of the Corporation on all matters on which stockholders are entitled to vote generally; provided, however, to the fullest extent permitted by law, holders of Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Certificate (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to applicable law or this Certificate (including any certificate of designations relating to any series of Preferred Stock). For the avoidance of doubt, to the fullest extent permitted by law, holders of Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, the initial adoption of any certificate of designations that establishes, or authorizes the issuance of, any series of Preferred Stock.

F.                                      Except as otherwise required in this Certificate or by applicable law, the holders of Common Stock shall vote together as a single class (or, if the holders of one or more series of Preferred Stock are entitled to vote together with the holders of Common Stock, together as single class with the holders of such other series of Preferred Stock) on all matters submitted to a vote of stockholders generally.

G.                                    Except as otherwise required by applicable law, holders of any series of Preferred Stock shall be entitled to only such voting rights, if any, as shall expressly be granted thereto by this Certificate (including any certificate of designations relating to such series of Preferred Stock).

H.                                   Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid ratably on the Common Stock out of the assets of the Corporation that are legally available for this purpose at such times and in such amounts as the Board of Directors in its discretion shall determine.

I.                                        Upon the dissolution, liquidation or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

J.                                        The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of Common Stock or the Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Certificate (including any certificate of designations relating to any series of Preferred Stock).

ARTICLE V

AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

A.                                    The Corporation reserves the right, at any time and from time to time, to alter, amend, add to or repeal any provision contained in this Certificate (including any certificate of designations relating to any series of Preferred Stock) in any manner now or hereafter prescribed by law (subject to the express provisions hereof that prohibit retroactive application of changes), and all rights, preferences, privileges and powers of any nature conferred upon stockholders, directors or any other persons herein are granted subject to this reservation. This Certificate may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least a majority in voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class; provided that at any time when the AEA Investors beneficially own, or have the right (by proxy or by contract) to direct the vote of, less than 50% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, in addition to any vote required by applicable law, this Certificate may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least two-thirds in voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class.

B.                                    So long as the AEA Investors beneficially own, or have the right (by proxy or by contract) to direct the vote of, 50% or more in voting power of the stock of the Corporation entitled to vote generally in the election of directors, the bylaws of the Corporation (as in effect from time to time, the “Bylaws”) may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, by (i) the Board of Directors without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Certificate, or (ii) the vote of the holders of at least a majority in voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class. At any time when the AEA Investors beneficially own, or have the right (by proxy or by contract) to direct the vote of, less than 50% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, in addition to any vote required by applicable law, the Bylaws may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least two-thirds in voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class.

ARTICLE VI

BOARD OF DIRECTORS

A.                                    Except as otherwise provided in this Certificate or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.  Except as otherwise provided for or fixed pursuant to the provisions of Article IV (including any certificate of designations with respect to any series of Preferred Stock) and this Article VI relating to the rights of the holders of any series of Preferred Stock to elect additional directors, the total number of directors shall be determined from time to time exclusively by resolution adopted by the Board of Directors.  Effective from consummation of the initial public offering of the Common Stock, the directors (other than those directors elected by the holders of any series of Preferred Stock, if any, voting separately as a series or together with one or more other such series, as the case may be) shall be divided into three classes designated Class I, Class II and Class III.  Each class shall consist, as nearly as possible, of one-third of the total number of such directors.  Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders following the date the Common Stock is first publicly traded (the “IPO Date”), Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders following the IPO Date and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders following the IPO Date.  Commencing with the first annual meeting following the IPO Date, the directors of the class to be elected at each annual meeting shall be elected for a three-year term.  If the number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director.  Any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her death, resignation, retirement, disqualification or removal from office.  The Board of Directors is authorized to assign members of the Board of Directors already in office to their respective class.

B.                                    Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding or the rights granted pursuant to that certain Stockholder Agreement of the Company as in effect from time to time, by and among the Corporation, the AEA Stockholders, Starr I and Starr II, and certain other parties named therein (such agreement, as amended, supplemented, restated or otherwise modified from time to time, the “Stockholder Agreement”), any newly created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring in the Board of Directors (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled by a majority of the directors then in office, although less than a quorum, or if only one director remains, by the sole remaining director or, if there are no directors, by the affirmative vote of the holders of at least a majority of the voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class; provided, however, that for as long as the AEA Investors, on the one hand, or Starr, on the other, have the right to nominate a director under the terms of the Stockholder Agreement, the AEA Investors or Starr, as applicable, shall have the right to fill any vacancy that resulted from the death, resignation, disqualification or removal of a director designated by the AEA Investors or Starr, as applicable, under the terms of the Stockholder Agreement.  Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

C.                                    Any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) may be removed at any time either with or without cause by the affirmative vote of at least a majority in voting power of all then outstanding shares of stock of the Corporation entitled to vote thereon, voting as a single class; provided, however, that at any time when the AEA Investors beneficially own, or have the right (by proxy or by contract) to direct the vote of, less than 50% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, any such director or all such directors may be removed only for cause and only by the affirmative vote of the holders of at least two-thirds in voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class.

D.                                    Elections of directors need not be by written ballot unless the Bylaws shall so provide.

E.                                     During any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal.  Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series or in any certificate of designations with respect to such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.

F.                                      Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors, any two directors then-serving on the Board of Directors or the Chief Executive Officer of the Corporation, and otherwise as may be provided in the Bylaws.

ARTICLE VII

LIMITATION OF DIRECTOR LIABILITY

A.                                    To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty owed to the Corporation or its stockholders.

B.                                    Neither the amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate, nor, to the fullest extent permitted by the DGCL, any modification of law shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director of the Corporation existing at the time of such amendment, repeal, adoption or modification.

ARTICLE VIII

CONSENT OF STOCKHOLDERS IN LIEU OF MEETING, ANNUAL AND SPECIAL MEETINGS OF STOCKHOLDERS

At any time when the AEA Investors beneficially own, or have the right (by proxy or by contract) to direct the vote of, 50% or more in voting power of the stock of the Corporation entitled to vote generally in the election of directors, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the Corporation having custody of the books in which proceedings of meetings of stockholders are recorded.  Delivery made to the Corporation’s registered office shall be made by hand or by certified or registered mail, return receipt requested.  At any time when the AEA Investors beneficially own, or have the right (by proxy or by contract) to direct the vote of, less than 50% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designations relating to such series of Preferred Stock.

ARTICLE IX

COMPETITION AND CORPORATE OPPORTUNITIES

A.                              In recognition and anticipation that (i) certain directors, principals, officers, employees and/or other representatives of the AEA Investors and Starr may serve as directors, officers or agents of the Corporation, (ii) the AEA Investors and Starr may now engage and may continue to engage in any transaction or matter that may be an investment or corporate or business opportunity or offer a prospective economic or competitive advantage in which the Corporation or any of its controlled Affiliates, directly or indirectly, could have an interest or expectancy (a “Competitive Opportunity”) or may otherwise compete with the Corporation or its controlled Affiliates, directly or indirectly, and (iii) members of the Board of Directors who are not officers or employees of the Corporation or their respective Affiliates may desire to participate or invest in certain Competitive Opportunities, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of opportunities as they may involve any of the AEA Investors and Starr and their respective Affiliates or the Specified Directors (as defined below) and their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

B.                              Each of (i) the AEA Investors and any directors, principals, officers, employees and/or other representatives of the AEA Investors that may serve as directors, officers or agents of the Corporation, and each of their Affiliates, (ii) Starr and any directors, principals, officers, employees and/or other representatives of Starr that may serve as directors, officers or agents of the Corporation, and each of their Affiliates, or (iii) subject to Section (C) of this Article IX, each member of the Board of Directors who is not an officer or employee of the Corporation and is not described in clauses (i) or (ii) of this sentence (such directors not described in clauses (i) or (ii), the “Specified Directors”), and his or her Affiliates (the Persons (as defined below) identified in clauses (i) or (ii) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, not have any duty to refrain from directly or indirectly (a) engaging in any Competitive Opportunity or (b) otherwise competing with the Corporation or any of its controlled Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any controlled Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities.  To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any Competitive Opportunity or other corporate or business opportunity that may be a Competitive Opportunity for an Identified Person and the Corporation or any of its controlled Affiliates.  In the event that any Identified Person acquires knowledge of a Competitive Opportunity or other corporate or business opportunity that may be a Competitive Opportunity for itself, herself or himself, or for its, her or his Affiliates, and for the Corporation or any of its controlled Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or present such opportunity to the Corporation or any of its controlled Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any controlled Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such Competitive Opportunity for itself, herself or himself, or offers or directs such Competitive Opportunity to another Person.

C.                              The Corporation does not renounce its interest in any Competitive Opportunity offered to any Specified Director if such opportunity is expressly offered to such person solely in his or her capacity as a director of the Corporation, and the provisions of Section (B) of this Article IX shall not apply to any such Competitive Opportunity.

D.                              In addition to and notwithstanding the foregoing provisions of this Article IX, a business or other opportunity shall not be deemed to be a potential Competitive Opportunity for the Corporation if it is an opportunity that (i) the Corporation (together with its controlled Affiliates) is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

E.                               For purposes of this Certificate, (i) the “AEA Stockholders” means, collectively, GRD Holding LP, GRD Holding-A LP, GRD Holding AEA LLC and their respective successors; (ii) the “AEA Investors” means, collectively, the AEA Stockholders together with their respective Affiliates; (iii) “Starr” means, collectively, Starr I and Starr II, together with their respective Affiliates; (iv) “Starr I” means SPH GRD Holdings, LLC and its successors; and (v) “Starr II” means Starr Investment Fund II, LLC and its successors.

F.                                For purposes of this Certificate (other than Article X), (i) “Affiliate” means (a) in respect of the AEA Investors, any Person (other than the Corporation and any entity that is controlled by the Corporation) that, directly or indirectly, is controlled by any AEA Investor, controls any AEA Investor or is under common control with any AEA Investor and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing, (b) in respect of Starr, any Person (other than the Corporation and any entity that is controlled by the Corporation) that, directly or indirectly, is controlled by Starr, controls Starr or is under common control with Starr and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing, (c) in respect of a Specified Director, any Person that, directly or indirectly, is controlled by such Specified Director (other than the Corporation and any entity that is controlled by the Corporation), and (d) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

G.                              To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

ARTICLE X

DGCL SECTION 203 AND BUSINESS COMBINATIONS

A.                              The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

B.                              Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time, following the date of closing of the initial public offering of the Common Stock, at which time the Common Stock is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

(i) prior to such time, the Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, or

(ii)  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

(iii) at or subsequent to such time, the business combination is approved by the Board of Directors and authorized or approved at an annual or special meeting of stockholders (or by written consent, if action by written consent is not then prohibited by this Certificate) by the affirmative vote of at least two-thirds in voting power of all of the then outstanding shares of stock of the Corporation entitled to vote thereon that is not owned by the interested stockholder, voting together as a single class.

C.                              For purposes of this Article X of this Certificate, references to:

(iv) “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(v) “associate,” when used to indicate a relationship with any person, means: (a) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (b) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(vi) “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(a)                                             any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (1) with the interested stockholder or (2) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section (B) of this Article X is not applicable to the surviving entity;

(b)                                             any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation, which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the then outstanding stock of the Corporation;

(c)                                              any transaction that results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (1) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary, which securities were outstanding prior to the time that the interested stockholder became such; (2) pursuant to a merger under Section 251(g) of the DGCL; (3) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary, which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (4) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (5) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (3) through (5) of this subsection (c) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(d)                                             any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation that has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary that is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption or other transfer of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(e)                                              any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in subsections (a) through (d) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(vii) “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise.  A person who is the owner of 20% or more of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary.  Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article X, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(viii) “Exempt Transferee” means (A) any person that acquires (other than in an Excluded Transfer) directly from the AEA Investors or any of their affiliates or successors or from Starr or any of its affiliates or successors, ownership of voting stock of the Corporation, and is designated in writing by the transferor as an “Exempt Transferee” for the purpose of this Article X; and (B) any person that acquires (other than in an Excluded Transfer) directly from a person described in clause (A) of this definition or from any other Exempt Transferee ownership of voting stock of the Corporation, and is designated in writing by the transferor as an “Exempt Transferee” for the purpose of this Article X.

(ix) “Excluded Transfer” means (a) a transfer to a Person that is not an affiliate of the transferor, which transfer is by gift or otherwise not for value, including a transfer by dividend or distribution by the transferor, (b) a transfer in a public offering that is registered under the Securities Act of 1933, as amended (the “Securities Act”), (c) a transfer to one or more broker-dealers or their affiliates pursuant to a firm commitment purchase agreement for an offering that is exempt from registration under the Securities Act, (d) a transfer made through the facilities of a registered securities exchange or automated interdealer quotation system and (e) a transfer made in compliance with the manner of sale limitations of Rule 144(f) under the Securities Act or any successor rule or provision.

(x) “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (a) is the owner of 15% or more of the then outstanding voting stock of the Corporation, or (b) is an affiliate or associate of the Corporation and was the owner of 15% or more of the then outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; but “interested stockholder” shall not include (x) the AEA Investors, Starr, any Exempt Transferee or any of their respective affiliates or successors or any “group,” or any member of any such group, of which any of such persons is a party under Rule 13d-5 of the Exchange Act, or (y) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation, provided that such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person.  For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below.

(xi) “majority-owned subsidiary” of the Corporation (or specified person) means another person of which the Corporation (or specified person), directly or indirectly with or through one or more majority-owned subsidiaries, is the general partner or managing member of such other person or owns equity securities with a majority of the votes of all equity securities generally entitled to vote in the election of directors or other governing body of such other person.

(xii) “owner,” including the terms “own,” “owned,” and “ownership,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(a)                                 beneficially owns such stock, directly or indirectly; or

(b)                                 has (1) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (2) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

(c)                                              has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (2) of subsection (b) above of this definition), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(xiii) “person” means any individual, corporation, partnership, unincorporated association or other entity.

(xiv) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(xv)  “voting stock” means stock of any class or series entitled to vote generally in the election of directors.

ARTICLE XI

MISCELLANEOUS

A.                              The Court of Chancery of the State of Delaware shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL or this Certificate or the Bylaws or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section (A) of this Article XI.

B.                              If any provision or provisions of this Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate (including each portion of any paragraph of this Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate (including each such portion of any paragraph of this Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

C.                              For purposes of this Certificate, unless the context otherwise requires, (i) references to “Articles” and “Sections” refer to articles and sections of this Second Amended and Restated Certificate of Incorporation and (ii) the term “include” or “includes” means includes, without limitation, and “including” means including, without limitation.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, At Home Group Inc. has caused this Second Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on this 22nd day of July, 2016.

AT HOME GROUP INC.

By:	/s/ Mary Jane Broussard
	Name:	Mary Jane Broussard
	Title:	General Counsel and Corporate Secretary

[Signature Page to Second Amended and Restated Certificate of Incorporation]